EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CYBEROPTICS APPOINTS DR. SUBODH KULKARNI AS EXECUTIVE CHAIRMAN

Minneapolis, MN―September 18, 2013.  CyberOptics Corporation (Nasdaq: CYBE), a world leader in intelligent inspection and sensing solutions for the electronics assembly market, announced today the appointment of Dr. Subodh Kulkarni as its Executive Chairman. Dr. Kulkarni, a PhD in Chemical Engineering, is a director of CyberOptics and the principal owner and Chief Executive Officer of Prism Computational Sciences, a developer of software tools for control of high energy plasma used in many scientific applications, including the semiconductor industry.

Kathleen Iverson, the President and Chief Executive Officer of CyberOptics noted that “as the former Chief Technology Officer and Senior Vice President for Emerging Business of Imation Corporation, Subodh has deep knowledge of our technology and markets as well as a wealth of experience in successfully directing product strategy and the commercialization of new products. We are extremely fortunate to have the assistance of someone with his level of management and technological expertise.”

“CyberOptics has a unique position as the developer of the first products for noncontact inspection of circuit boards during fabrication using surface mount technology, and remains a technical leader in this market,” indicated Dr. Kulkarni. “I look forward to expanding my role to help CyberOptics make full use of its resources to expand its market share in surface mount inspection, as well as to apply its technologies in new applications.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and profitability or loss we achieve in the remainder of 2013; success of anticipated new OEM and end-user opportunities; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415